As filed with the Securities and Exchange Commission on February 10, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SENESTECH, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-2079805
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

23460 N. 19th Avenue, Suite 110
Phoenix, Arizona 85027
(928) 779-4143

(Address of Principal Executive Offices) (Zip Code)

SENESTECH, INC.

2018 EQUITY INCENTIVE PLAN

AS AMENDED;

STOCK OPTION GRANT NOTICE AND STAND-ALONE OPTION AGREEMENT FOR JOEL L. FRUENDT;

RESTRICTED STOCK UNIT GRANT NOTICE AND STAND-ALONE RESTRICTED STOCK UNIT AGREEMENT FOR JOEL L. FRUENDT;

STOCK OPTION GRANT NOTICE AND STAND-ALONE OPTION AGREEMENT FOR DAN PALASKY;

STOCK OPTION GRANT NOTICE AND STAND-ALONE OPTION AGREEMENT FOR ALICE MYTON

(Full Title of the Plan)

Thomas C. Chesterman

Executive Vice President, Chief Financial Officer, Treasurer and Secretary

SenesTech, Inc.

23460 N. 19th Avenue, Suite 110
Phoenix, Arizona 85027
(928) 779-4143

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Brian H. Blaney, Esq.

Katherine A. Beck, Esq.
Greenberg Traurig, LLP
2375 E. Camelback Road, Suite 800

Phoenix, Arizona 85016

(602) 445-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Non-accelerated filer ☒	Smaller reporting company ☒
Accelerated filer	☐		Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement registers an aggregate of 150,000 additional shares (the “Additional Shares”) of our common stock, par value $0.001 per share (“Common Stock”), available for issuance under our 2018 Equity Incentive Plan, as amended (the “Plan”).

This Registration Statement also registers an aggregate of (i) 99,000 shares of our Common Stock that may be issued and sold pursuant to stock options and (ii) 18,799 shares of our Common Stock that may be issued pursuant to restricted stock units, in each case previously granted to the employees named herein in transactions by us not involving any public offering, in accordance with the exemption under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Items 1 and 2, from this page, and the documents incorporated by reference pursuant to Part II, Item 3 of this prospectus, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

1

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which we have filed with the Commission, are incorporated by reference in this Registration Statement:

(a)	Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Commission on March 29, 2022;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, as filed with the Commission on May 13, 2021;

(c)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, as filed with the Commission on August 12, 2022;

(d)	Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as filed with the Commission on November 14, 2022;

(e)	Current Reports on Form 8-K as filed with the Commission on January 5, 2022, March 4, 2022, June 29, 2022, August 26, 2022, September 1, 2022, October 14, 2022, November 14, 2022, November 15, 2022, November 21, 2022, December 20, 2022, and January 5, 2023, but only to the extent that the items therein are specifically stated to be “filed” rather than “furnished” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”); and

(f)	The description of our Common Stock contained in the Registration Statement on Form 8-A (File No. 001-37941) as filed with the Commission on November 7, 2016, as updated by the description of our registered securities contained in Exhibit 4.1 to the Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Commission on March 29, 2022, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed with the Commission by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Item 2.02 or 7.01 of Form 8-K that is not deemed “filed” under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Under no circumstances will any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with defending or settling such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

Our amended and restated certificate of incorporation, as amended, and amended and restated bylaws, as amended, provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●	breach of the director’s duty of loyalty to the corporation or its stockholders;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or unlawful stock purchase or redemption; or

●	transaction from which the director derives an improper personal benefit.

Our amended and restated certificate of incorporation, as amended, includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the DGCL, we have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of our company or any of our affiliated enterprises. Under these agreements, we are not required to provide indemnification for certain matters, including:

●	indemnification for expenses or losses with respect to proceedings initiated by the director or officer, including any proceedings against us or our directors, officers, employees or other indemnitees and not by way of defense, with certain exceptions;

●	indemnification for any proceeding if a final decision by a court of competent jurisdiction determines that such indemnification is prohibited by applicable law;

●	indemnification for the disgorgement of profits arising from the purchase or sale by the director or officer of securities of our company in violation of Section 16(b) of the Exchange Act, or any similar successor statute; or

●	indemnification for the director or officer’s reimbursement to us of any bonus or other incentive-based or equity-based compensation previously received by the director or officer or payment of any profits realized by the director or officer from the sale of securities of our company, as required in each case under the Exchange Act.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

We have an insurance policy in place, with limits of $20.0 million in the aggregate, that covers our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) or otherwise. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1*	SenesTech, Inc. 2018 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.23 to our Current Report on Form 8-K, filed with the Commission on October 14, 2022 (File no. 001-37941))

4.2+	Form of SenesTech, Inc. Stock Option Grant Notice and Stand-Alone Option Agreement

4.3+	Form of SenesTech, Inc. Restricted Stock Unit Grant Notice and Stand-Alone Restricted Stock Unit Agreement

5.1+	Opinion of Greenberg Traurig, LLP

23.1+	Consent of M&K CPAS, PLLC, independent registered public accounting firm

23.2+	Consent of Greenberg Traurig, LLP (included in opinion filed as Exhibit 5.1)

24.1+	Power of Attorney (included on signature page hereof)

107+	Filing Fee Table

+	Filed herewith.
*	Incorporated by reference.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on February 10, 2023.

SENESTECH, INC.

By:	/s/ Joel L. Fruendt
Joel L. Fruendt
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joel L. Fruendt and Thomas C. Chesterman, and each of them, as his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joel L. Fruendt	President, Chief Executive Officer and Director	February 10, 2023
Joel L. Fruendt	(Principal Executive Officer)

/s/ Thomas C. Chesterman	Executive Vice President,	February 10, 2023
Thomas C. Chesterman	Chief Financial Officer, Treasurer and Secretary
(Principal Financial and Accounting Officer)

/s/ Jamie Bechtel	Chair of the Board	February 10, 2023
Jamie Bechtel

/s/ Delphine François Chiavarini	Director	February 10, 2023
Delphine François Chiavarini

/s/ Marc Dumont	Director	February 10, 2023
Marc Dumont

/s/ Phil Grandinetti III	Director	February 10, 2023
Phil Grandinetti III

/s/ Jake Leach	Director	February 10, 2023
Jake Leach

/s/ Matthew K. Szot	Director	February 10, 2023
Matthew K. Szot